Exhibit 99.1

Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549

CONTACTS:           Mark Henninger                                               Amy Kircos
Investor Relations                                           Media Relations
408-653-9944                                                     480-552-8803
mark.h.henninger@intel.com                          amy.kircos@intel.com

Intel To Report Fourth Quarter Under New Organizational Structure

SANTA CLARA, Calif., Jan 12, 2010 – Intel Corporation will release its fourth-quarter earnings report on Thursday, Jan 14. Following the earnings report, the company will again publish a commentary by Stacy J. Smith, vice president and chief financial officer at approximately 1:30 p.m. PST at www.intc.com/results.cfm. A public webcast of Intel’s earnings conference call will follow at 2:30 p.m. PST at www.intc.com.

Beginning with the publication of Intel’s fourth-quarter earnings report, the company will report in a structure consistent with its recently announced reorganization, as shown below. The company is providing this detail now in order to provide visibility into the new organizational model.

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INTEL CORPORATION
SUPPLEMENTAL OPERATING GROUP RESULTS
($ in millions)

	Three Months Ended			Twelve Months Ended
	Q4 2009	Q3 2009	Q4 2008	Q4 2009	Q4 2008
Net Revenue
PC Client Group
Microprocessor revenue
Chipset, motherboard and other revenue

Data Center Group
Microprocessor revenue
Chipset, motherboard and other revenue

Other Intel Architecture groups
Intel Architecture group revenue

Other operating groups
Corporate
TOTAL NET REVENUE

Operating income (loss)
PC Client Group
Data Center Group
Other Intel Architecture groups
Intel Architecture group operating income

Other operating groups
Corporate
TOTAL OPERATING INCOME

The operating groups shown above will be comprised of the following:
•	PC Client Group: Microprocessors and related chipsets and motherboards designed for the desktop, notebook, and netbook market segments, and wireless connectivity products.
•	Data Center Group: Microprocessors and related chipsets and motherboards designed for the server, workstation, and storage computing market segments, and wired network connectivity products.
•	Other Intel Architecture Groups consists of the following groups, whose product lines are based on Intel architecture:
•	Embedded and Communications Group: Intel architecture-based products as solutions for embedded applications.
•	Digital Home Group: Intel architecture-based products for next-generation consumer electronics.
•	Ultra-Mobility Group: Low power Intel architecture-based products for the next-generation handheld market segment.
•	Other Operating Groups: NAND Solutions Group, Wind River Software Group, Software and Services Group, and Digital Health Group.
•	Corporate: Revenue, expenses and charges such as:
•	Results related to our NOR flash memory and cellular and handheld businesses, which have been divested.
•	Charges resulting from the European Commission fine and our settlement agreement with AMD.
•	Amounts included within restructuring and asset impairment charges.
•	A portion of profit-dependent compensation and other expenses not allocated to the operating groups.
•	Results of operations of seed businesses that support our initiatives and acquisition-related costs, including amortization and any impairment of acquisition-related intangibles and goodwill.

Intel [NASDAQ: INTC], the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

Intel, the Intel logo, Intel Xeon, Intel Core, and Intel Atom are trademarks of Intel Corporation in the United States and other countries.
* Other names and brands may be claimed as the property of others.